Exhibit 22.1

ISSUERS OF GUARANTEED SECURITIES

Popular North America, Inc. (“PNA”) is 100% owned by Popular, Inc. Holding Company (“PIHC”) and has outstanding debt securities registered under the Securities Act of 1933, as amended, that are guaranteed by PIHC. There are no subsidiary guarantors of such securities.